Exhibit 10.11.02

LIMELIGHT NETWORKS, INC.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (the “Amendment”) is made as of December 3, 2012, by and between Limelight Networks, Inc. (the “Company”), and Douglas Lindroth (the “Executive”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of October 14, 2008 which was amended as of December 30, 2008 (collectively, the “Agreement”); and

B. The Company and Executive desire to amend the Agreement to clarify and memorialize certain existing aspects of Executive’s employment with the Company.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.	Executive Office Location. Section 1(d) is added to the Agreement and reads as follows:

1.(d). Executive Office Location. Executive’s principal office is the Company’s Solana Beach, California office but Executive will spend such time in the Company’s Tempe, Arizona, and San Francisco, California offices, and will travel on Company business to such other locations and for such periods, as may be necessary or appropriate to carry out his responsibilities. Executive will also maintain an operational office in his residence in Southern California, which may become Executive’s principal office if the Solana Beach office were to close.

2.	Expenses. Section 5 of the Agreement is modified to read in its entirety as follows:

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses, and for professional association fees and continuing education expenses, incurred by Executive in the furtherance of the performance of Executive’s duties hereunder. Executive is expected to travel frequently to the Company’s Tempe, Arizona and San Francisco, California offices, and business travel expense includes, without limitation, airfare and other transportation expenses and reasonable reimbursement for, or use of, an apartment and related utilities in the Phoenix/Tempe, Arizona area comparable to that currently provided. All reimbursements to Executive by the Company pursuant to this Section 5 shall be in accordance with the Company’s expense reimbursement policy as in effect from time to time.

3.	Termination without Cause or Good Reason. Section 7(a) of the Agreement is modified to read in its entirety as follows:

(a) Termination Without Cause or Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the actual earned cash incentive, if any, payable to Executive for the current year, pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company’s other Executive officers, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; provided, however, that if Executive resigns for Good Reason under subsection (iii)(A) of the definition of Good Reason in Section 10(d), then the continued payment of Base Salary identified above in clause (i) shall be for a period of six (6) months. For purposes of clarity, the Committee shall determine, in good faith, the extent to which any cash incentive has been earned by Executive.

4.	Modification of Good Reason Definition. The definition of Good Reason is included at Section 10(d) of the Agreement, and subsection (iii) thereof is modified to read in its entirety as follows:

10.(d)(iii)(A) a material change in geographic location at which Executive must perform services to the Company for more than an average of three (3) full working days per week (that is, the requirement that Executive perform services for more than an average of three full working days per week at a facility or location that is more than thirty-five (35) miles from his current residence in Southern California) or (B) a material change in geographic location of Executive’s principal office (that is, the relocation of Executive to a facility or location that is more than thirty-five (35) miles from either the Company’s Solana Beach office or Executive’s current residence in Southern California); or

5.	Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

DOUGLAS LINDROTH	LIMELIGHT NETWORKS, INC.

/s/ Douglas Lindroth	/s/ Robert Lento
Signature	Signature

Douglas Lindroth	Robert Lento
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Chief Executive Officer
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